Exhibit 5.1

April 23, 2012

PetroLogistics LP

600 Travis Street, Suite 3250

Houston, TX 77002

Ladies and Gentlemen:

We have acted as special counsel to PetroLogistics LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Partnership and Propylene Holdings LLC, a Delaware limited liability company (the “Selling Unitholder”), of up to an aggregate of 40,250,000 common units representing limited partner interests in the Partnership (the “Common Units”).

We are rendering this opinion as of the time the Partnership’s Registration Statement on Form S-1 (File No. 333-175035), as amended (the “Registration Statement”), to which this opinion is an exhibit and relating to the Common Units, becomes effective in accordance with Section 8(a) of the Securities Act. The term “Common Units” shall include any additional common units representing limited partner interests in the Partnership registered pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and the Partnership’s and the Selling Unitholder’s respective records and documents, certificates of the Partnership and the Selling Unitholder and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies and (ii) that a definitive underwriting agreement in the form filed as an exhibit to the Registration Statement with respect to the sale of the Common Units will have been duly authorized and validly executed and delivered by the Partnership, the Selling Unitholder and the other parties thereto.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that (1) the Common Units being offered by the Partnership, when issued and delivered against payment therefor as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable and (2) the Common Units being offered by the Selling Unitholder are duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware LP Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Common Units.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law	666 Fifth Avenue, 26th Floor
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